EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm in the Registration Statement (Form S-8 No. 333- ) pertaining to the Douglas Emmett, Inc. 2006 Omnibus Stock Incentive Plan and to the incorporation by reference therein of our reports dated March 19, 2007, with respect to the consolidated financial statements of Douglas Emmett, Inc. and its predecessor included in its Annual Report (Form 10-K) for the year ended December 31, 2006 and with respect to the financial statement schedule of Douglas Emmett, Inc. as of December 31, 2006 included in its Quarterly Report (Form 10-Q) for the quarter ended September 30, 2007, both filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California

December 19, 2007